Exhibit 10.25

California Micro Devices Corporation

NOTICE OF OPTION ACCELERATION

On March 28, 2006, with the prior approval of our board of directors, we accelerated the vesting of all currently unvested options we had granted to employees and consultants, including officers and directors, which had exercise prices greater than $6.95, the closing price of our stock. The primary purpose of the accelerated vesting is to enable us to avoid recognizing in our income statement non-cash compensation expense associated with these options in future periods, which amounts to savings of approximately $900,000, due to accounting rules which become effective as to us on April 1, 2006. As a condition to these unvested options becoming immediately exercisable, we are imposing resale restrictions to prevent the sale of any shares received from the exercise of an accelerated option prior to the original vesting date of the option. These resale restrictions would be noted on any share certificate we issue as a result of an optionee’s exercise of an option which otherwise would not then have been exercisable.